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                                                                Exhibit 99(C)(1)



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                   GPU, INC.,

                               MYR GROUP INC. AND

                              GPX ACQUISITION CORP.





                          DATED AS OF DECEMBER 21, 1999
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                                TABLE OF CONTENTS

                                                                                                     Page
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
1. The Offer and the Merger                                                                            1
   1.1 The Offer                                                                                       1
   1.2 MYR Actions                                                                                     3
   1.3 Directors; Section 14(f)                                                                        4
   1.4 The Merger                                                                                      5
   1.5 Certificate of Incorporation                                                                    5
   1.3 Bylaws                                                                                          5
   1.7 Directors and Officers                                                                          5
   1.8 Effective Time                                                                                  5
   1.9 Effects of the Merger                                                                           6

2. Effect of the Merger on the Capital Stock of the Constituent Corporations                           6
   2.1 Effect on Capital Stock                                                                         6
   2.2 Payment of Merger Consideration and Exchange of Certificates                                    8
   2.3 Dissenting Shares                                                                               9

3. Closing                                                                                            10
   3.1 Closing                                                                                        10

4. Representations and Warranties of MYR                                                              10
   4.1 Organization, Power and Authority of MYR and its Subsidiaries                                  10
   4.2 Capital Stock of MYR                                                                           11
   4.3 Due Authorization; Binding Obligation; Noncontravention                                        12
   4.4 SEC Reports                                                                                    12
   4.5 Financial Statements                                                                           12
   4.6 Liabilities                                                                                    13
   4.7 Tax Matters                                                                                    13
   4.8 Real Estate                                                                                    14
   4.9 Title to and Condition of Assets                                                               16
   4.10 Licenses and Permits                                                                          16
   4.11 Proprietary Rights                                                                            16
   4.12 Adequacy of Assets; Relationships with its Customers and Suppliers;
          Related Party Transactions; Restrictive Covenants                                           16
   4.13 Certain Documents and Information                                                             17
   4.14 Insurance                                                                                     17
   4.15 Litigation                                                                                    18
   4.16 Records                                                                                       18
   4.17 No Material Adverse Change                                                                    18
   4.18 Absence of Certain Acts or Events                                                             18
   4.19 Compliance with Laws                                                                          19
   4.20 Environmental Matters                                                                         19
   4.21 Labor Relations                                                                               20

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
                                                                                                     Page
                                                                                                     ----
   4.22 Employee Benefits                                                                             21
   4.23 Contract Revenue                                                                              22
   4.24 Accuracy of Schedule 14D-9, Proxy Statement                                                   23
   4.25 Investment Bankers' and Brokers' Fees                                                         23
   4.26 Takeover Laws                                                                                 23
   4.27 Fairness Opinion                                                                              23
   4.28 Year 2000                                                                                     23
   4.29 Vote Required                                                                                 24

5. Representations and Warranties of GPU and Merger Subsidiary                                        24
   5.1 Organization, Power and Authority of GPU and Merger Subsidiary                                 24
   5.2 Due Authorization; Binding Obligation; Noncontravention                                        24
   5.3 No Prior Activities; Assets of Merger Subsidiary                                               25
   5.4 Accuracy of Offer Documents, Proxy Statement                                                   25
   5.5 Investment Bankers' and Brokers' Fees                                                          25
   5.6 Availability of Funds                                                                          25

6. Actions Prior to the Effective Time                                                                25
   6.1 Approval of MYR Stockholders; Securities Law Matters; Merger
          Without Meeting of Stockholders; Acquisition Proposals                                      25
   6.2 Access to Information; Due Diligence Investigations                                            28
   6.3 Disclosure Schedule Supplement;Notice of Material Developments;
          Furnishing of Certain Information                                                           28
   6.4 Maintenance of MYR as Going Concern                                                            29
   6.5 Absence of Material Changes                                                                    29
   6.6 Reasonable Best Efforts                                                                        30
   6.7 Publicity                                                                                      30
   6.8 Nonsolicitation                                                                                30
   6.9 HSR Act Compliance                                                                             31
   6.10 PUHCA Compliance                                                                              31

7. Conditions to the Obligations of GPU and Merger Subsidiary                                         31
   7.1 Receipt of Necessary Consents                                                                  31
   7.2 HSR Act Waiting Period                                                                         31
   7.3 No Restraint                                                                                   31
   7.4 Corporate Action                                                                               31
   7.5 Purchase of Shares in Offer                                                                    32

8. Conditions to Obligation of MYR                                                                    32
   8.1 Receipt of Necessary Consents                                                                  32
   8.2 HSR Act Waiting Period                                                                         32
   8.3 No Restraint                                                                                   32
   8.4 Corporate Action                                                                               32
   8.5 Purchase of Shares in Offer                                                                    32

9. Certain Additional Agreements                                                                      33

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
                                                                                                     Page
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
   9.1 Indemnification of Directors and Officers                                                      33
   9.2 Benefit Plans                                                                                  33

10. Miscellaneous                                                                                     34
    10.1 Amendment and Modification                                                                   34
    10.2 Expenses                                                                                     34
    10.3 Certain Definitions                                                                          35
    10.4 Termination                                                                                  35
    10.5 Binding Effect; Third Party Beneficiaries                                                    36
    10.6 Entire Agreement                                                                             37
    10.7 Headings                                                                                     37
    10.8 Execution in Counterpart                                                                     37
    10.9 Notices                                                                                      37
    10.10 Governing Law                                                                               38
    10.11 Further Assurances                                                                          38
    10.12 No Individual Liability                                                                     38
    10.13 Nonsurvival of Representations and Warranties                                               39



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                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "Agreement") is made and entered into as of this 21st day of December, 1999, by and among GPU, Inc., a Pennsylvania corporation ("GPU"), MYR Group Inc., a Delaware corporation ("MYR"), and GPX Acquisition Corp., a Delaware corporation ("Merger Subsidiary").

                                    RECITALS

         This Agreement provides for the acquisition of MYR by GPU pursuant to the Offer (as defined in Section 1.1) by GPU to acquire for cash all the outstanding shares of common stock of MYR and the subsequent merger of Merger Subsidiary, a newly-created wholly-owned subsidiary of GPU, with and into MYR, with MYR being the surviving corporation in the merger. In the merger the outstanding shares of common stock of MYR will be converted into cash on the basis provided for herein.

         This Agreement sets forth the representations and warranties made by GPU, MYR and Merger Subsidiary, sets forth certain covenants and agreements of the parties, provides conditions to the obligations of the parties and sets forth other provisions relating to the Offer and the merger.

         The Board of Directors of each of GPU, MYR and Merger Subsidiary have approved and adopted the merger upon the terms and subject to the conditions set forth in this Agreement.

                                    COVENANTS

         In consideration of the mutual representations, warranties and covenants and subject to the conditions contained herein, the parties hereto agree as follows:

1. THE OFFER AND THE MERGER

         1.1 THE OFFER.

                  1.1.1 As promptly as practicable (but in no event later than five business days after the date of this Agreement), GPU shall cause Merger Subsidiary to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer (the "Offer") to purchase all the outstanding shares of common stock, par value $.01 per share (the "MYR Common Stock"), of MYR at a price of $30.10 per share, net to the seller in cash (the "Offer Price"), and, subject to the conditions of the Offer, shall use all reasonable efforts to consummate the Offer as promptly as permitted by law. The obligation of GPU and Merger Subsidiary to consummate the Offer and to accept for payment and to pay for any shares of MYR Common Stock tendered pursuant to the Offer (i) shall be subject to the condition that such number of shares of MYR Common Stock shall have been validly tendered and not withdrawn prior to the expiration date of the Offer that, together with the shares of MYR Common Stock beneficially owned by GPU and any affiliate of GPU on that date,

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         constitute more than 50.1% of the MYR Common Stock, assuming exercise and conversion of all outstanding options and convertible securities of MYR (the "Minimum Condition") and (ii) shall be subject to the other conditions set forth in Annex A to this Agreement. The Offer shall be further subject to all of the applicable terms and conditions of Rule 51 under the Public Utility Holding Company Act of 1935, as amended ("PUHCA").

                  1.1.2 Neither GPU nor Merger Subsidiary shall, without the consent of MYR, waive the Minimum Condition. Otherwise, the conditions of the Offer are for the sole benefit of Merger Subsidiary and GPU regardless of the circumstances giving rise to the non-fulfillment of any such conditions and may be waived by Merger Subsidiary and GPU in whole or in part. MYR agrees that no shares of the MYR Common Stock held by MYR shall be tendered pursuant to the Offer. GPU and Merger Subsidiary may modify the terms of the Offer, except that, without the consent of MYR, they shall not (i) reduce the number of shares of MYR Common Stock to be purchased in the Offer, (ii) reduce the Offer Price,
         (iii) modify or add to the conditions set forth in Annex A, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) amend any other term of the Offer in a manner adverse to the holders of MYR Common Stock. Notwithstanding the foregoing, GPU and Merger Subsidiary may, without the consent of MYR, (i) extend the Offer, from time to time, beyond any scheduled expiration date (the initial scheduled expiration date being February 29, 2000) for a period not to exceed 20 business days, if at any scheduled expiration date of the Offer, any of the conditions to Merger Subsidiary's obligation to accept for payment, and pay for, shares of MYR Common Stock shall not be satisfied or waived, until such time within such 20 business day period as Merger Subsidiary shall reasonably conclude is necessary after all such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, and (iii) extend the Offer for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered sufficient shares of MYR Common Stock so that the Merger could be effected as provided in Section 6.1.2(b). In addition to the foregoing, GPU may provide for a "subsequent offering period," to the extent provided in Rule 14d-11 under the Exchange Act, as in effect as of January 24, 2000, after the purchase of shares of MYR Common Stock pursuant to the Offer. Subject to the terms and conditions of the Offer and this Agreement, Merger Subsidiary shall, and GPU shall cause Merger Subsidiary to accept for payment, and pay for, all shares of MYR Common Stock validly tendered and not withdrawn pursuant to the Offer that Merger Subsidiary becomes obligated to accept for payment, and pay for, pursuant to the Offer as required by Regulation 14D under the Exchange Act.

                  1.1.3 As soon as practicable on the date of commencement of the Offer, Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which will contain the offer to purchase and form of the related letter of transmittal (which, together with any supplements or amendments to those documents, are collectively referred to as the "Offer Documents"). The Merger Subsidiary and GPU

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         shall cause the Offer Documents to comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to MYR's stockholders, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that neither GPU nor Merger Subsidiary shall be responsible with respect to information supplied by MYR in writing for inclusion in the Offer Documents). Each of GPU, Merger Subsidiary and MYR shall promptly correct any information provided by it for use or used in the Offer Documents, if and to the extent such information shall have become false or misleading in any material respect, and Merger Subsidiary and GPU shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of MYR Common Stock, in each case as and to the extent required by applicable federal securities laws. MYR and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of MYR. GPU and Merger Subsidiary agree to provide MYR and its counsel any comments
         GPU, Merger Subsidiary or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and copies of any written responses and telephone notification of any verbal responses by GPU, Merger Subsidiary and their counsel.

                  1.1.4 As soon as practicable following the execution of this Agreement, GPU and Merger Subsidiary shall file with the SEC an Application on Form U-1 under PUHCA, seeking authorization thereunder to acquire the MYR Common Stock and to consummate the Merger and the other transactions contemplated hereby (the "1935 Act Order").

                  1.1.5 GPU shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to accept for payment, and pay for, any shares of MYR Common Stock that Merger Subsidiary accepts for payment, and becomes obligated to pay for, pursuant to the Offer.

         1.2 MYR ACTIONS. MYR hereby consents to the Offer and represents and warrants to GPU and Merger Subsidiary that its board of directors (at a meeting duly called and held) has unanimously (i) determined that as of the date of such meeting the Offer and the Merger (as defined in Section 1.4) are fair to, and in the best interests of, MYR's stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Offer, and the Merger, and (iii) resolved, subject to Section 6.1.3 and its fiduciary duties under applicable law, to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the stockholders of MYR. MYR shall file with the SEC contemporaneously with the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing that recommendation in favor of the Offer and the Merger. MYR shall cause the Schedule 14D-9 to comply in all material respects with the provisions of applicable federal securities laws. MYR shall cause the Schedule 14D-9, on the date filed with the SEC and on the date first published, sent or given to MYR's stockholders, not to contain any untrue statement of a material fact or to omit to state any material fact required to be stated therein or

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necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that MYR shall not be responsible with respect to information supplied by GPU or Merger Subsidiary in writing for inclusion in the Schedule 14D-9). MYR shall take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and mailed to MYR's stockholders to the extent required by applicable federal securities laws. MYR shall include in the Schedule 14D-9, on the date first published, sent or given to MYR's stockholders, such information with respect to MYR's officers and directors as is required under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under Section 1.3. GPU and Merger Subsidiary shall supply MYR with, and be solely responsible for, any information with respect to themselves and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Each of MYR, GPU and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and MYR further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the
Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to MYR's stockholders, in each case as and to the extent required by applicable federal securities laws. GPU and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of MYR. MYR agrees to provide GPU and its counsel with any comments MYR or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments with copies of any written response and telephone notification of any verbal responses by MYR and its counsel. In connection with the Offer, MYR shall promptly furnish Merger Subsidiary with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the MYR Common Stock as of a recent date, and shall furnish Merger Subsidiary with such information and assistance as Merger Subsidiary or its agents may reasonably request in communicating the Offer to the stockholders of MYR. Subject to the requirements of law, and except for such steps as are necessary to disseminate the documents constituting the Offer and any other documents necessary to consummate the Merger, GPU and Merger
Subsidiary shall, and shall cause each of their affiliates and associates to, hold in confidence the information contained in any such labels, lists and other documents, to use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, to deliver to MYR all copies of such information then in their possession.

         1.3 DIRECTORS; SECTION 14(f). Promptly upon the purchase by GPU or Merger Subsidiary of at least a majority of the outstanding shares of MYR Common Stock and from time to time thereafter, GPU and Merger Subsidiary shall be entitled to designate such number of directors, rounded up to the next whole number but in no event more than one less than the total number of directors of the board of directors of MYR, as will give GPU and Merger Subsidiary, subject to compliance with Section 14(f) of the Exchange Act, representation on the board of directors of MYR equal to the product of the number of directors on the board of directors of MYR and the percentage that such number of shares of MYR Common Stock so purchased bears to the number of shares of MYR Common Stock outstanding, and MYR shall, upon request by GPU and Merger Subsidiary, promptly increase the size of the board of directors of MYR or exercise all reasonable efforts to secure the resignations of such number of directors as is


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necessary to enable GPU's and Merger Subsidiary's designees to be elected to the board of directors of MYR and shall cause such designees to be so elected. At the request of GPU and Merger Subsidiary, MYR shall take, at its expense, all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. From and after the date that such designees to the board of directors of MYR constitute a majority of the board of directors of MYR, any action taken by MYR under this Agreement shall require the approval of a majority of the members of the board of directors, if any, who are not designees or affiliates of GPU and Merger Subsidiary provided, that if there shall be no such directors, this Agreement shall not be amended to reduce the Merger Consideration to be less than the Offer Price or otherwise amended in a manner materially adverse to the holders of shares of MYR Common Stock other than GPU and Merger Subsidiary or amended to permit the Merger to occur prior to March
23, 2000.

         1.4 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Subsidiary shall be merged with and into MYR (the "Merger"), at the Effective Time (as hereinafter defined). Following the Merger, MYR shall continue as the surviving corporation and the separate existence of Merger Subsidiary shall cease.

         1.5 CERTIFICATE OF INCORPORATION. The certificate of incorporation of MYR shall be the certificate of incorporation of the surviving corporation of the Merger, except that it shall be amended effective at the Effective Time as provided in Exhibit 1.5 hereto.

         1.6 BYLAWS. The bylaws of Merger Subsidiary shall be the bylaws of the surviving corporation of the Merger.

         1.7 DIRECTORS AND OFFICERS. The directors and officers of the surviving corporation shall be as determined by GPU, and they shall hold office from the Effective Time until their respective successors are duly elected or appointed in the manner provided in the bylaws of the surviving corporation or as otherwise provided by law and GPU as the sole stockholder of the surviving corporation at and after the Effective Time shall take such action and shall cause the Board of Directors of the surviving corporation to take such action as may be necessary or appropriate to elect such persons as directors and officers of the surviving corporation at the Effective Time.

         1.8 EFFECTIVE TIME. The Merger shall become effective at the time set forth in the certificate of merger, substantially in the form set forth in
Exhibit 1.8, in accordance with the provisions of the DGCL (the "Certificate of Merger"), which time shall be on the date (which shall not be earlier than March 23, 2000) but after the filing of the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the "Effective Time." The Effective Time shall occur on the Closing Date (as defined in Section 3.1).

         1.9 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL.

2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS



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         2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the
Merger and without any action on the part of any holder of shares of MYR Common Stock or shares of common stock of Merger Subsidiary (the "Merger Subsidiary Stock"):

                  2.1.1 Each share of Merger Subsidiary Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of MYR.

                  2.1.2 Each issued and outstanding share of MYR Common Stock immediately before the Effective Time shall be converted into the right to receive, and shall be exchangeable for, the highest price paid pursuant to the Offer, subject to applicable withholding or back-up withholding taxes, if any, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), upon surrender of the certificates representing such shares of MYR Common Stock.

                  2.1.3 STOCK OPTIONS. As of the Effective Time, each outstanding stock option to purchase shares of MYR Common Stock (each, an "MYR Stock Option") shall, by virtue of the Merger and without any action on the part of the holder thereof, entitle the holder thereof to receive in settlement of the exercisable portion thereof a cash payment from MYR in an amount (the "Option Cash-Out Amount"), if any, equal to the product of (i) the excess of the Merger Consideration over the per share exercise price of such MYR Stock Option, and (ii) the total number of shares of MYR Common Stock which the holder of such MYR Stock Option is entitled to purchase under such portion of the MYR Stock Option (whereupon such portion of the MYR Stock Option shall be canceled). Each MYR Stock Option, or portion thereof, that is not exercisable at the Effective Time, shall be canceled as of such time and the holder thereof shall become entitled to receive on the date such MYR Stock Option, or portion thereof, otherwise would have become exercisable a cash payment from MYR in an amount equal to the Option Cash-Out Amount. GPU agrees to make cash in an amount equal to the aggregate Option Cash-Out Amount available to MYR as required to enable MYR to honor its obligations under this Section 2.1.3. Notwithstanding the foregoing, subject to the receipt of any required regulatory approvals, within 20 business days after the Effective Time each holder of an MYR Stock Option may elect in writing, in lieu of the cash settlement set forth in the first two sentences of this Section 2.1.3, to have any of such outstanding MYR Stock Options assumed by GPU, which assumed MYR Stock Options shall continue to have, and be subject to, the same terms and conditions set forth in the stock option plans and agreements pursuant to which the MYR Stock Options were issued as in effect immediately prior to the Effective Time, except that (a) such assumed MYR Stock Options shall be exercisable for that number of whole shares of GPU Common Stock equal to the product of the number of shares of MYR Common Stock covered by the assumed MYR Stock Option immediately prior to the Effective Time multiplied by the number (the "Exchange Ratio") determined by dividing the Merger Consideration by the average closing price of GPU Common Stock for the five (5) trading days immediately preceding the Effective Time, rounded up to the nearest whole number of shares of GPU Common Stock, (b) the per share exercise price for the GPU Common Stock issuable upon the exercise of such assumed MYR Stock Option shall be equal to the quotient


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         determined by dividing the exercise price per share specified for such
         MYR Stock Option under the applicable MYR Stock Option plan or agreement immediately prior to the Effective time by the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent, and (c) such assumed MYR Stock Options shall not be entitled to receive any amounts with respect to dividends paid on the shares of GPU Common Stock covered by such Stock Options. The date of grant of any MYR option so assumed shall be the date on which the MYR Stock Option was originally granted. GPU shall (i) reserve for issuance the number of shares of GPU Common Stock that will become issuable upon the exercise of such assumed MYR Stock Options pursuant to this Section
         2.1.3 and (ii) at the Effective Time, execute a document evidencing the assumption by GPU of MYR's obligations with respect thereto under this
         Section 2.1.3. Except as set forth in the Disclosure Schedule, nothing in this Section 2.1.3 shall affect the schedule of vesting (or the acceleration thereof) of the MYR Stock Options, assumed or not assumed by GPU pursuant to the terms of this Section 2.1.3 in accordance with the terms thereof. As soon as practicable after the Effective Time, GPU shall file a registration statement on Form S-8 (or any successor form), or another appropriate form, with respect to the shares of GPU Common Stock subject to such assumed MYR Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  SECTION 2.1.4 RESTRICTED STOCK. As of the Effective Time, each outstanding award of MYR restricted stock ("MYR Restricted Stock") shall, by virtue of the Merger and without any action on the part of the holder thereof, entitle the holder thereof to receive in settlement of the vested portion thereof a cash payment from MYR in an amount, if any (the "Restricted Stock Cash-Out Amount"), equal to the product of
         (i) the Merger Consideration and (ii) the total number of vested shares of MYR Restricted Stock to which the holder is entitled, upon the surrender of the certificates representing such shares of MYR Restricted Stock. With respect to any shares of MYR Restricted Stock that are not vested at the Effective Time, each holder thereof shall become entitled to receive on the date such shares of MYR Restricted Stock become vested a cash payment from MYR in an amount equal to the Restricted Stock Cash-Out Amount, upon the surrender of the certificate representing such shares of MYR Restricted Stock. GPU agrees to make cash in an amount equal to the aggregate Restricted Stock Cash-Out Amount available to MYR as required to enable MYR to honor its obligations under this Section 2.1.4. Notwithstanding the foregoing, if the approval of GPU's board of directors and any required regulatory approvals are obtained, within 20 business days after the Effective Time each holder of MYR Restricted Stock, whether or not vested, may elect in writing, in lieu of the cash settlement set forth in the first two sentences of this Section 2.1.4, to have all or any part of such outstanding MYR Restricted Stock converted into GPU Restricted Stock, subject to the same terms and conditions set forth in the plans and agreements pursuant to which the MYR Restricted Stock was issued as in effect immediately prior to the Effective Time, except that the number of shares of such GPU Restricted Stock shall be that number of whole shares of GPU Common Stock equal to the product of the number of shares of converted MYR Restricted Stock multiplied by the


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         number (the "Conversion Ratio") determined by dividing the Merger
         Consideration by the average closing price of GPU Common Stock for the five (5) trading days immediately preceding the Effective Time, rounded up to the nearest whole number of shares of GPU Common Stock. GPU shall, promptly after the Effective Time, issue stock certificates evidencing such GPU Restricted Stock. Nothing in this Section 2.1.4 shall affect the schedule of vesting (or the acceleration thereof) of the MYR Restricted Stock, converted or not converted by GPU pursuant to the terms of this Section 2.1.4 in accordance with the terms thereof. As soon as practicable after the Effective Time, GPU shall file a registration statement on Form S-8 (or any successor form), or another appropriate form, with respect to the shares of GPU Restricted Stock issued pursuant to this Section 2.1.4 and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such shares of restricted stock remain outstanding.

         2.2 PAYMENT OF MERGER CONSIDERATION AND EXCHANGE OF CERTIFICATES.

                  2.2.1 Prior to the Effective Time, GPU shall appoint a bank or trust company designated by GPU and reasonably acceptable to MYR to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

                  2.2.2 At or as soon as practicable after the Effective Time, GPU shall deposit the Merger Consideration with respect to all shares of MYR Common Stock submitted by holders thereof for exchange in accordance with this Section 2.2, with the Exchange Agent, for the benefit of such holders.

                  2.2.3 At the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of MYR Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the Merger Consideration into which such holder's shares of MYR Common Stock have been converted pursuant to Section
         2.1.2. If any Merger Consideration is to be remitted to a name other than that in which the certificate for MYR Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or accompanied by a properly executed assignment with signature guaranteed by a qualified member in a Medallion Guarantee Program approved by the Securities Transfer Association, Inc., and that the person requesting such exchange shall pay to GPU or the Exchange Agent any transfer or other taxes required by reason of the payment of Merger Consideration to a name other than that of the registered holder of the certificate surrendered. Until surrendered as contemplated by this Section 2.2.3, each certificate for shares of MYR Common Stock shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender the Merger Consideration contemplated by this Agreement. No interest will be paid or will accrue on any Merger Consideration.

                  2.2.4 The Merger Consideration shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of MYR Common Stock theretofore represented by such certificates.



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



                  2.2.5 Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.2 (the "Exchange Fund") which remains undistributed nine months after the Effective Time shall be delivered to GPU, upon demand, and any holders of shares of MYR Common Stock who have not theretofore complied with this Section 2.2 shall thereafter look only to GPU and only as general creditors thereof for payment of their claim for the Merger Consideration.

                  2.2.6 None of GPU, Merger Subsidiary, MYR or the Exchange Agent shall be liable to any person in respect of any of the Merger Consideration delivered from the Exchange Fund to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  2.2.7 The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by GPU. Any interest and other income resulting from such investments shall be paid to GPU.

                  2.2.8 In the event any certificate representing shares of MYR Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by GPU, the provision of reasonable indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

         2.3 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, none of the shares of MYR Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders (other than GPU or the Merger Subsidiary or any corporate affiliate of either of them) who shall not have voted those shares of MYR Common Stock in favor of the Merger and who are entitled by applicable Delaware law to appraisal rights, and who shall have delivered a written demand for appraisal of those shares of MYR Common Stock in the manner provided in Section 262 of the DGCL ("Dissenting Shares") shall be converted into the right to receive, or be exchangeable for, the Merger Consideration; however, (a) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of those shares of MYR Common Stock (with the written approval of MYR, if such withdrawal is not tendered within 60 days after the Effective Time), or (b) if any holder fails to establish his entitlement to appraisal rights as provided in Section 262 of the DGCL or (c) if neither any holder of Dissenting Shares nor the surviving corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder or holders shall forfeit the right to appraisal of those shares of MYR Common Stock and each such share shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, the Merger Consideration.

3. CLOSING

         3.1 CLOSING. The closing of the transactions contemplated by this Agreement (the


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



"Closing") shall take place at the offices of Berlack, Israels & Liberman LLP, 120 West 45th Street, New York, New York 10036 as soon as practicable after the approval and adoption of this Agreement by the MYR stockholders as contemplated in Section 6.1 (if required by law) and the satisfaction or waiver of the other conditions of the parties set forth in Articles 7 and 8 hereof. At the Closing the parties shall cause the Certificate of Merger to be filed in accordance with the applicable provisions of the DGCL. The date on which the Closing occurs is sometimes referred to herein as the "Closing Date."

4. REPRESENTATIONS AND WARRANTIES OF MYR

         In order to induce GPU and Merger Subsidiary to enter into this Agreement and to consummate the transactions contemplated hereunder, MYR makes the following representations and warranties:

         4.1 ORGANIZATION, POWER AND AUTHORITY OF MYR AND ITS SUBSIDIARIES.

                  4.1.1 MYR is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has full corporate power and authority and all licenses and permits necessary to own or lease its properties and to carry on its business as it is now being conducted. MYR is duly qualified to transact business as a foreign corporation, and is in good standing, in the State of Illinois, that being the only jurisdiction in which its business or property is such as to require that it be thus qualified except for jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

                  4.1.2 The Disclosure Schedule sets forth, with respect to each subsidiary of MYR: (i) its name; (ii) its state of incorporation; (iii) the states in which it is legally qualified to transact business as a foreign corporation; (iv) a brief description of its business and properties; (v) the number of authorized shares of its capital stock;
         (vi) the number of shares of its capital stock which are issued and outstanding and the number of such shares which are issued and held in its treasury; and (vii) the number of shares of its capital stock which are owned by MYR or any of its subsidiaries, all of which are owned by MYR (or such subsidiaries, as shown) free and clear of all liens, pledges, encumbrances, claims and equities of every kind, except as disclosed in the Disclosure Schedule.

                  4.1.3 Each of the active subsidiaries of MYR is a corporation duly organized and validly existing in good standing under the laws of its state of incorporation and has full corporate power and authority and all licenses and permits necessary to own or lease its properties and to carry on its business as it is now being conducted. Each of such subsidiaries is duly qualified to transact business as a foreign corporation, and is in good standing, in each of the jurisdictions in which its business or property is such as to require that it be thus qualified, except for jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

                  4.1.4 All voting rights in each of the subsidiaries of MYR are vested exclusively in its shares of common stock. All of the issued and outstanding shares of common stock of each of such subsidiaries are validly authorized and issued and are fully paid and non-assessable. There are no outstanding warrants, options or rights of any kind to acquire from any of such subsidiaries any shares of its common stock or securities of any kind, except as set forth in the Disclosure Schedule. None of such subsidiaries has any obligation to acquire any of its issued and outstanding shares of common stock or any other security issued by it from any holder thereof.

                  4.1.5 Except as set forth in the Disclosure Schedule, MYR does not have any direct or indirect equity interest in any other person or entity.

         4.2 CAPITAL STOCK OF MYR. The authorized capital stock of MYR consists solely of 25,000,000 shares of MYR Common Stock, of which 6,429,135 shares are issued and outstanding on the date hereof (including 335,927 shares of restricted stock issued under MYR's stock option and restricted stock plans which are subject to forfeiture) and none are held in treasury, and 1,000,000 shares of preferred stock, none of which are issued. All voting rights in MYR are vested exclusively in the issued and outstanding shares of MYR Common Stock, and there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of MYR to which MYR is a party. All of the issued and outstanding shares of MYR Common Stock are validly authorized and issued, fully paid and non-assessable. Except for the right to acquire up to 756,650 shares of common stock upon exercise of stock options granted under MYR's stock option plans, and the right to acquire up to 882,086 shares of common stock upon conversion of outstanding convertible notes of MYR (with MYR having the right to repurchase 600,183 of such shares at $5.67954 per share if issued upon conversion), there are no outstanding warrants, options or rights of any kind to acquire from MYR any shares of MYR Common Stock or securities of any kind, except as set forth in the Disclosure Schedule, and there are no pre-emptive rights with respect to the issuance or sale of shares of capital stock of MYR. MYR has no obligation to acquire any of the issued and outstanding shares of MYR Common Stock or any other security issued by it from any holder thereof.

         4.3 DUE AUTHORIZATION; BINDING OBLIGATION; NONCONTRAVENTION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of MYR, except that this Agreement has not been approved by the stockholders of MYR. This Agreement has been duly executed and delivered by MYR and is a legal, valid and binding obligation of MYR, enforceable in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally and by general principles of equity (whether brought in an action at law or in equity). Except as disclosed in the Disclosure Schedule, neither the execution and delivery of this Agreement by MYR nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of (a) the certificate of incorporation or bylaws of MYR or (b) any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against MYR; or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against MYR, except in each case set forth in
(i)(b) and (ii) above, as would not, individually or in the aggregate, have a Material Adverse Effect. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by MYR and the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger, the filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any filings required by federal and state securities laws.

         4.4 SEC REPORTS. Since January 1, 1996, MYR has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Federal securities laws and the rules and regulations of the SEC thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and the rules and regulations of the SEC thereunder. The above referenced forms, reports and documents of MYR are sometimes collectively referred to herein as the "MYR SEC Reports." None of the MYR SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.5 FINANCIAL STATEMENTS. The consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows (including the related notes thereto) of MYR and its subsidiaries included in the MYR SEC Reports complied as to form in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods except as otherwise noted therein, present fairly the consolidated financial position of MYR and its subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, and reflect all adjustments necessary for the fair presentation of results for the periods presented. The balance sheet of MYR as of September 30, 1999 and the related notes thereto included in the MYR SEC Reports is herein sometimes referred to as the "MYR Balance Sheet."

         4.6 LIABILITIES. MYR and its subsidiaries have no material liabilities or obligations, either accrued, absolute, contingent or otherwise, except: (i) to the extent reflected or taken into account in determining stockholders' equity on the MYR Balance Sheet; (ii) to the extent disclosed in the MYR SEC Reports or the Disclosure Schedule; and (iii) normal liabilities incurred in the ordinary course of business, consistent with prior practice, since the date of the MYR Balance Sheet.

         4.7 TAX MATTERS.

                  4.7.1 All federal, state, local and foreign Tax Returns (as hereinafter defined) required to be filed by or on behalf of MYR, each of its subsidiaries, and each affiliated, combined, consolidated or unitary group of which MYR or any of its subsidiaries (i) is a member (a "Current MYR Group") or (ii) was a member during any years not closed with the Internal Revenue Service for U.S. federal income tax purposes but is not currently a member, but only insofar as any such Tax Return relates to a taxable period or portion thereof ending on a date within the last six years during which MYR or such subsidiary was a member of such affiliated, combined, consolidated or unitary group for purposes of the relevant Tax (a "Past MYR Group," and together with Current MYR Groups, an "MYR Affiliated Group") have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed Tax Returns are complete and accurate except to the extent any failure to file or any inaccuracies in filed Tax Returns would not have a Material Adverse Effect on MYR (it being understood that the representations made in this Section 4.7. to the extent that they relate to Past MYR Groups, are made to the best knowledge of MYR and only with respect to taxable periods or portions thereof ending on a date within the last six years during which MYR or any of its subsidiaries was a member of such affiliated, combined, consolidated or unitary group for purposes of the relevant Tax). All Taxes due and owing by MYR, any subsidiary of MYR or any MYR Affiliated Group) have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not have a Material Adverse Effect on MYR. There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by MYR, any subsidiary of MYR or any MYR Affiliated Group which if determined adversely would have a Material Adverse Effect on MYR. All assessments for Taxes due and owing by MYR, any subsidiary of MYR or any MYR Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. The Disclosure Schedule sets forth (i) the taxable years of MYR for which the statutes of limitations with respect to U.S. federal income Taxes have not expired and (ii) with respect to federal income Taxes for such years, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. Neither MYR nor any of its subsidiaries has any liability under Treasury Regulation Section 1.1502-6 for U.S. federal income Taxes of any person other than MYR and its subsidiaries. MYR and each of its subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not have a Material Adverse Effect on MYR.

                  4.7.2 Except as set forth in the Disclosure Schedule, neither MYR nor any subsidiary of MYR has (i) entered into a closing agreement or other similar agreement with a taxing authority relating to Taxes of MYR or any subsidiary of MYR with respect to a taxable period for which the statute of limitations is still open, or (ii) with respect to U.S. federal income Taxes, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any income Tax, in either case, that is still outstanding. There are no liens relating to Taxes upon the assets of MYR or any subsidiary other than liens relating to Taxes not yet due. Neither MYR nor any subsidiary is a party to any agreement relating to allocating or sharing of Taxes which has not been disclosed in its Tax Returns. Except as set forth in the Disclosure Schedule, neither MYR nor any subsidiary will be required, as a result of (A) a change in method of accounting for a period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Internal Revenue Code of 1986, as amended (the "Code") (or any corresponding provision of state, local or foreign Tax law), or (B) any "closing agreement," as that term is used in Section 7121 of the Code or any corresponding provision of state, local or foreign Tax law, to include any item of income in, or to exclude any item of deduction from, Taxable income for any Taxable period ending on or after the Closing Date except in each case to the extent that such inclusion or exclusion will not have a Material Adverse Effect on MYR. MYR has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign Tax law) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code (or any corresponding provision of state, local or foreign Tax law). No consent under Section 341(f) of the Code has been filed with respect to MYR or any subsidiary.

                  4.7.3 For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         4.8 REAL ESTATE.

                  4.8.1 The Disclosure Schedule accurately and completely sets forth, with respect to every parcel of real estate owned by MYR or any of its subsidiaries other than rental sites for periods less than one year: (i) the owner; (ii) the location, including address, thereof;
         (iii) the legal description and approximate size thereof; (iv) a brief description of the principal improvements and buildings thereon, all of which are within the property, set-back and building lines; (v) the approximate year acquired; and (vi) the nature and amount of any mortgages, tax liens or other liens thereon (including without limitation any environmental liens).

                  4.8.2 The Disclosure Schedule accurately and completely sets forth, with respect to every parcel of real estate leased by MYR or any of its subsidiaries other than rental sites for periods less than one year: (i) the lessor and lessee thereof and the date and term of the lease governing such property; (ii) the location, including address, thereof; (iii) a brief description of the principal improvements and buildings thereon, all of which are within the property, set-back and building lines thereof; and (iv) the nature and amount of any mortgages, tax liens or other liens thereon (including without limitation any environmental liens). MYR has previously delivered to GPU accurate and complete copies of each of the leases covering real estate leased by MYR and its subsidiaries, and none of such leases has been amended or modified except to the extent that such amendments or modifications are disclosed in such copies or in the Disclosure Schedule. All of the leases covering the real estate leased by MYR and its subsidiaries are in full force and effect. Neither MYR nor any of its subsidiaries is in material default or material breach under any such lease. No event has occurred which with the passage of time or the giving of notice or both would cause a material breach of or default under any such lease. MYR has no knowledge of any breach by the other parties to such lease.

                  4.8.3 Except as otherwise disclosed in the MYR SEC Reports or the Disclosure Schedule, MYR and its subsidiaries have good and marketable title to each parcel of the real estate owned by them and a valid leasehold interest in each parcel of real estate leased by them, in each case other than rental sites for periods less than one year, free and clear of all liens, mortgages, pledges, charges, encumbrances, assessments, restrictions, covenants and easements or title defects of any nature whatsoever, except for liens for real estate taxes not yet due and payable, and such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of such properties or otherwise impair business operations in any material respect.

                  4.8.4 All of the leases covering real estate leased by MYR and its subsidiaries, other than rental sites for periods less than one year, are in full force and effect. Neither MYR nor any of its subsidiaries is in material default or material breach under any such lease. No event has occurred which with the passage of time or the giving of notice or both would cause a material breach of or default under any such lease. MYR has no knowledge of any breach by the other parties to such lease.

                  4.8.5 Neither MYR nor any of its subsidiaries has received any notice of (i) any condemnation proceeding with respect to any portion of real estate owned or leased by them, and, to MYR's knowledge, no proceeding is contemplated by any governmental authority; or (ii) any special assessment which may affect the real estate owned or leased by them, and, to MYR's knowledge, no such special assessment is contemplated by any governmental authority.

         4.9 TITLE TO AND CONDITION OF ASSETS. MYR and its subsidiaries have good title to all of their respective assets and properties other than real estate owned or leased by them, free and clear of all liens, mortgages, pledges, encumbrances or charges of every kind, nature, and description whatsoever, except (i) any assets or properties that have been disposed of since the date of the most recent MYR SEC Report, (ii) as disclosed in the MYR SEC Reports or the Disclosure Schedule, (iii) as provided in agreements of indemnity with the sureties that issue bonds on behalf of MYR, and (iv) such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or materially interfere with MYR's present or intended use, of such assets or properties or otherwise impair business operations in any material respect. To the best of MYR's knowledge, the fixed assets of MYR and its subsidiaries are in operating condition consistent with industry practice.

         4.10 LICENSES AND PERMITS. MYR and its subsidiaries possess all required governmental or official approvals, permits, licenses or authorizations, the failure to possess any of which would have a Material Adverse Effect ("Material MYR Licenses"). All Material MYR Licenses are in full force and effect, MYR and its subsidiaries are in compliance with their requirements in all material respects, and no proceeding is pending or, to the best of MYR's


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



knowledge, threatened to revoke or amend or impose any fines or penalties under any of them. None of the Material MYR Licenses is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.11 PROPRIETARY RIGHTS. MYR or its subsidiaries possess (either through license, ownership or otherwise) all proprietary rights including, without limitation, with respect to intellectual property, computer software, patents, trademarks, copyrights and the like, the failure to possess which would have a Material Adverse Effect. Neither MYR nor any of its subsidiaries has received a notice of the conflict of their respective businesses with proprietary rights of others within the last five years, and, to MYR's knowledge, the conduct of business of MYR and its subsidiaries has not infringed any such rights of others.

         4.12 ADEQUACY OF ASSETS; RELATIONSHIPS WITH ITS CUSTOMERS AND SUPPLIERS; RELATED PARTY TRANSACTIONS; RESTRICTIVE COVENANTS. The assets and properties of MYR and its subsidiaries (including their leased assets and properties) constitute, in the aggregate, all of the property necessary for the conduct of their business in the manner in which and to the extent to which it is currently being conducted or is contemplated to be conducted by MYR. Except for and subject to terms and conditions contained in MYR's contracts, and the rights of any customer or supplier thereunder, MYR knows of no written or oral communication, fact, event or action which exists or has occurred within 90 days prior to the date of this Agreement, which indicates that: any current customer of MYR or its subsidiaries which accounted for over 5% of the total consolidated net sales of MYR and its subsidiaries for the year ended December 31, 1998, or any current supplier to MYR or any of its subsidiaries of items material to the conduct of their business, which items cannot be replaced by them at comparable cost to them and the loss of which would have a Material Adverse Effect, will seek to terminate its business relationship with any of them. Set forth in the Disclosure Schedule is a list of the twenty largest customers of MYR for each of the two consecutive years ended December 31, 1998. The MYR SEC Reports set forth any transactions required to be set forth therein under Item 404 of Regulation S-K under the 1933 Act. Except as set forth in the MYR SEC Reports, neither MYR nor any of its subsidiaries is restricted by agreement from carrying on its business anywhere in the world. There is not any default outstanding in any material obligation to be performed by MYR or any of its subsidiaries under any material contract or agreement by which any of them is bound or, to the knowledge of MYR, any other party thereto.

         4.13 CERTAIN DOCUMENTS AND INFORMATION. The Disclosure Schedule accurately and completely lists the following: (i) each loan, credit agreement, security agreement or other agreement or instrument with respect to indebtedness (other than guarantees not related to the borrowing of money) to which MYR or any of its subsidiaries is a party or by which it is bound; (ii) each material lease of personal property to which MYR or any of its subsidiaries is a party or by which it is bound; (iii) the name and annual salary rates, from January 1, 1996 to the present, of each salaried employee of MYR or any of its subsidiaries whose current annual salary is in excess of $100,000, the aggregate estimated bonus compensation that will be payable by MYR or any of its subsidiaries to or for the benefit of their employees for the year ending December 31, 1999, and any employment or other agreement, arrangement or understanding (whether oral or written) of MYR or any of its subsidiaries with any of their respective officers or employees; and (iv) the name of each of the officers and directors of MYR and each of its subsidiaries. MYR has


20
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previously furnished GPU with an accurate and complete copy of each such agreement, contract or commitment described in clause (i) of this Section 4.13 and listed in the Disclosure Schedule. There is not any default outstanding in any material obligation to be performed by MYR or any of its subsidiaries under any such instrument.

         4.14 INSURANCE. All premiums and other payments which have become due under the policies of insurance of MYR have been paid in full, all of such policies are now in full force and effect and neither MYR nor any of its subsidiaries has received notice from any insurer, agent or broker of the cancellation of, or any material increase in premium with respect to, any of such policies or bonds. Except as set forth in the MYR SEC Reports or the Disclosure Schedule, neither MYR nor any of its subsidiaries has received any notification from any insurer, agent or broker denying or disputing any material claim made by any of them or denying or disputing any coverage for any such material claim or the amount of any such claim or right with respect to the foregoing. Except as set forth in the MYR SEC Reports or the Disclosure Schedule, neither MYR nor any of its subsidiaries has any claim against any of its insurers under any of such policies pending or anticipated and, to the best of MYR's knowledge, there has been no occurrence of any kind which would give rise to any such claim. The Disclosure Schedule includes a list of MYR's material insurance policies.

         4.15 LITIGATION. Except as set forth in the MYR SEC Reports, the Disclosure Schedule, or in insurance loss runs previously provided to GPU by MYR, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the best of the MYR's knowledge, threatened against or affecting MYR or any of its subsidiaries or any of their assets or properties which could have a Material Adverse Effect. Except as set forth in the MYR SEC Reports or the Disclosure Schedule, there are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which MYR or any of its subsidiaries is or was a party.

         4.16 RECORDS. MYR has previously furnished GPU with copies of the certificate of incorporation and bylaws and all amendments thereto to date of MYR and each of its active subsidiaries (certified in each case by the secretary of such company), and such copies are correct and complete in all respects. To the best of MYR's knowledge, all of the operating data and records of MYR and its subsidiaries, including without limitation customer lists and financial, accounting and credit records, are accurate and complete in all material respects and there are no material matters as to which appropriate entries have not been made therein. A record of all action taken by the stockholders and the board of directors of MYR and each of its active subsidiaries all minutes of their meetings are contained in the minute books of MYR and are accurate and complete in all material respects. The record books and stock ledgers of MYR and each of its active subsidiaries contain an accurate and complete record of all issuances and cancellations of shares of their capital stock.

         4.17 NO MATERIAL ADVERSE CHANGE. Since the date of the MYR Balance Sheet, except as set forth in the Disclosure Schedule, there have not been any changes in the business, assets, properties, condition (financial or otherwise) or results of operations, of MYR or any of its subsidiaries, other than changes occurring in the ordinary course of business which in the aggregate have not had a Material Adverse Effect. There is not, to the best of MYR's


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



knowledge, any threatened or prospective event or condition of any character whatsoever which could reasonably be expected to have a Material Adverse Effect.

         4.18 ABSENCE OF CERTAIN ACTS OR EVENTS. Except as disclosed in the Disclosure Schedule, from the date of the MYR Balance Sheet through the date hereof, neither MYR nor any of its subsidiaries has: (i) authorized or issued any of its shares of capital stock (including any held in its treasury) or any other securities other than issuances of MYR Common Stock upon exercise of outstanding stock options or conversion of outstanding convertible notes; (ii) declared or paid any dividend or made any other distribution of or with respect to its shares of capital stock or other securities or purchased or redeemed any shares of its capital stock or other securities or authorized the same; (iii) sold, leased, transferred or assigned any of its assets other than in the ordinary course of business; (iv) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction, except for this Agreement and the transactions contemplated hereby, or in the ordinary course of business; (v) suffered any uninsured theft, damage, destruction or casualty loss in excess of $250,000; or (vi) taken any action which if taken after the date hereof would constitute a breach of Section 6.5.

         4.19 COMPLIANCE WITH LAWS. Except as set forth in the MYR SEC Reports or the Disclosure Schedule, MYR and its subsidiaries are in compliance with all laws, regulations and orders applicable to them or their assets, properties and business, except where the failure so to comply would not have a Material Adverse Effect. Neither MYR nor any of its subsidiaries has received notification of any failure to comply with any laws, and, to the best of MYR's knowledge, no proceeding with respect to any such violation is contemplated. Neither MYR nor any of its subsidiaries nor, to the best of MYR's knowledge, any employee of any of them, has knowingly made any payment of funds in connection with their business prohibited by law, and no funds have been knowingly set aside to be used in connection with their business for any payment prohibited by law.

         4.20 ENVIRONMENTAL MATTERS. Except as disclosed in the MYR SEC Reports or in the Disclosure Schedule, and except for matters which are not, or would not be, required to be disclosed in the MYR SEC Reports:

                  4.20.1 Neither MYR nor any of its subsidiaries (or, to the knowledge of MYR, any predecessor or any of its subsidiaries) has transported, stored, treated or disposed, nor has any of them allowed or arranged for any third parties to transport, store, treat or dispose of Hazardous Substances (as hereinafter defined) to or at any location other than a site lawfully permitted to receive such Hazardous Substances for such purposes, nor has it performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations, except for any of the foregoing which would not have a Material Adverse Effect. Neither MYR nor any of its subsidiaries (or, to the knowledge of MYR, any predecessor or any of its subsidiaries) has disposed, or allowed or arranged for any third parties to dispose, of material amounts of Hazardous Substances upon property currently or, to the knowledge of MYR, formerly owned, leased or operated by them, except as permitted by law. For purposes of this Section 4.20, the term "Hazardous Substances" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, wastes (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials ("ACM"), building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by any law, statute, ordinance, rule or regulation governing pollution, contamination, protection of the environment, human health or safety, health or safety of employees, or sanitation.

                  4.20.2 There has not occurred, nor is there presently occurring, a Release of a material amount of any Hazardous Substance on, into or beneath the surface of any parcel of the real estate currently or, to the knowledge of MYR, formerly owned, leased or operated by MYR or any of its subsidiaries (or, to the knowledge of MYR, any predecessor or any of its subsidiaries). For purposes of this
         Section 4.20, the term "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping in violation of law or regulation.

                  4.20.3 Neither MYR nor any of its subsidiaries (or, to the knowledge of MYR, any predecessor or any of its subsidiaries) has transported or disposed, nor has any of them allowed or arranged for any third parties to transport or dispose, any Hazardous Substance to or at a site which, pursuant to CERCLA or any similar state law, (i) has been placed on the National Priorities List or its state equivalent, or (ii) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent. Neither MYR nor any of its subsidiaries has received any notice, and MYR has no knowledge of any facts which could give rise to any notice, that MYR or any of its subsidiaries is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation. Neither MYR nor any of its subsidiaries has submitted nor was it required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the real estate currently or, to the knowledge of MYR, formerly owned, leased or operated by MYR or any of its subsidiaries (or, to the knowledge of MYR, any predecessor or any of its subsidiaries). Neither MYR nor any of its subsidiaries (or, to the knowledge of MYR, any predecessor or any of its subsidiaries) has received any written or oral request for information in connection with any federal or state environmental cleanup site. Neither MYR nor any of its subsidiaries (or, to the knowledge of MYR, any predecessor or any of its subsidiaries) has undertaken (or been requested to undertake) any response or remedial actions or clean-up actions of any kind at the request of any federal, state or local governmental entity, or at the request of any other person or entity.

                  4.20.4 There are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of MYR or any of its subsidiaries.

                  4.20.5 MYR has delivered or made available to GPU true and complete copies of any material reports, studies, analyses, tests, or monitoring possessed by MYR or any of its subsidiaries relating to material compliance with any environmental law and Hazardous Substances at, on, under, within or migrating to or from any facility or real property currently owned by MYR or any of its subsidiaries.

         4.21 LABOR RELATIONS. Except as set forth in the Disclosure Schedule, neither MYR nor any of its subsidiaries is a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and to the best of MYR's knowledge, there has been no effort by any labor union to organize any employees of MYR or any of its subsidiaries into one or more collective bargaining units during the last two fiscal years. There are no pending or, to the best of MYR's knowledge, threatened labor disputes, strikes or work stoppages which could have a Material Adverse Effect. Except as disclosed in the MYR SEC Reports or the Disclosure Schedule, and except for matters which are not, or would not be, required to be disclosed in the MYR SEC Reports, there is not now pending or, to the best of MYR's knowledge, threatened any charge or complaint against MYR or any of its subsidiaries by or with the National Labor Relations Board or any representative thereof.

         4.22 EMPLOYEE BENEFITS.

                  4.22.1 Neither MYR nor any of its subsidiaries, nor any corporation or business which is now or at the relevant time was a member of a controlled group of corporations or trades or businesses including MYR or any of its subsidiaries, within the meaning of Section 414 of the Code, maintains or contributes to, or is required to contribute to, or at any time since January 1, 1997 maintained, contributed to or was required to contribute to, or otherwise has any liability with respect to: (i) any non-qualified deferred compensation or retirement plans or arrangements; (ii) any qualified defined contribution retirement plans or arrangements; (iii) any qualified defined benefit pension plan; (iv) any other plan, program, agreement or arrangement under which former employees of MYR or any of its subsidiaries or their beneficiaries are entitled, or current employees of MYR or any of its subsidiaries will be entitled following termination of employment, to medical, health, life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or (v) any other health, welfare, medical, disability, life insurance, stock, stock purchase or stock option plan, or any other program, agreement, arrangement or policy providing employee benefits, except in each case as described in the Disclosure Schedule and except for any benefits provided under collective bargaining agreements. The plans described in the Disclosure Schedule are referred to herein as the "Plans."

                  4.22.2 The administration of the Plans complies in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all other applicable laws, and the Plans meet any applicable requirements for favorable tax treatment under the Code in both form and operation. To the knowledge of MYR, there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code with respect to any of the Plans or any parties in interest or disqualified persons with respect to the Plans or any reduction or curtailment of accrued benefits with respect to any of the Plans. There are no pending or, to the best knowledge of MYR, threatened, claims, lawsuits, or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans. No Plan is under audit or investigation by the IRS, the Department of Labor or the PBGC, and to the best knowledge of MYR and its subsidiaries no such audit or investigation is threatened.

                           Except for any failure to comply or liability which would not have a Material Adverse Effect, MYR and each of its subsidiaries (i) is in compliance with all applicable laws respecting employment, employment practices, labor, terms and conditions of employment, wages and hours and withholding requirements, (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits.

                  4.22.3 All required contributions for all completed Plan years have been made or properly accrued and adequate accruals for contributions with respect to all current Plan years are reflected in the MYR Balance Sheet to the extent required under GAAP. The cost of providing all retirement and post-termination benefits has been properly accrued and is reflected in the MYR Balance Sheet in accordance with GAAP, including Statements of Financial Accounting Standards 87, 106 and 112. If any of the Plans is a multi-employer plan as defined in Section 3(37) of ERISA, neither MYR nor any of its subsidiaries would be liable for any withdrawal liability under Subtitle E of Title IV of ERISA if a complete withdrawal occurred immediately prior to the Effective Time.

                  4.22.4 MYR has furnished GPU with true and complete copies of:
         (i) the Plans and any related trusts or funding vehicles, policies or contracts and the related summary plan descriptions with respect to each Plan; (ii) the most recent determination letters received from the Internal Revenue Service regarding the tax qualified plans and copies of any pending applications, filings or notices with respect to any of the Plans with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor or any other governmental agency; and (iii) the latest financial statements and annual reports for each of the Plans and related trusts or funding vehicles, policies or contracts as of the end of the most recent plan year with respect to which the filing date for such information has passed.

                  4.22.5 Except pursuant to agreements set forth in the Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan, trust or loan that will or may result in any payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, increase in benefits or obligation to fund benefits with respect to any employee of MYR or any of its subsidiaries.

                  4.22.6 Except as provided on the Disclosure Schedule or pursuant to collective bargaining agreements, (i) neither MYR nor any entity controlled by or under common control with MYR within the meaning of Section 4001 of ERISA maintains or has maintained a defined benefit plan within the five (5) years preceding the date of this Agreement; and (ii) no employer securities, employer real property or other employer property is included in the assets of any Plan.

         4.23 CONTRACT REVENUE. On or prior to the date of this Agreement, MYR has provided to GPU, with respect to each uncompleted contract of MYR and its subsidiaries having a total contract price in excess of $100,000, in each case as of September 30, 1999, each of the following: (i) the current cumulative contract amount (consisting of the original price and the price for all owner-approved change orders), (ii) estimated contract profit, (iii) costs incurred to date, (iv) estimated cost to complete, (v) revenue recognized to date, (vi) profit recognized to date, (vii) billings to date, (viii) cost and estimated earnings in excess of billings, (ix) billings in excess of costs and estimated earnings, (x) retainage and (xi) backlog. To the best of MYR's knowledge, as of such date the estimated contract profit and estimated cost to complete for each such contract accurately reflected the actual contract profit that was expected to be realized and the actual cost to complete that was expected to be incurred, respectively, for such contract. As described in the Disclosure Schedule, MYR and its subsidiaries have used the same methods for determining the percentage of contract work completed at September 30, 1999 as they used in determining such amounts at the date of each of the balance sheets included in the MYR SEC Reports, for purposes of preparing their financial statements included therein.

         4.24 ACCURACY OF SCHEDULE 14D-9, PROXY STATEMENT. None of the Schedule 14D-9, any other document required to be filed by MYR with the SEC in connection with the Offer, or the proxy statement to be submitted to the stockholders of MYR in connection with the meeting at which the Merger is to be voted on, if required by law (the "Proxy Statement"), will, when mailed to the stockholders of MYR, at the time of the meeting of stockholders of MYR, if any, or at the Effective Time include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, except that MYR makes no representations as to statements or omissions made therein concerning any matter other than the information with respect to MYR.

         4.25 INVESTMENT BANKERS' AND BROKERS' FEES. MYR has no obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement except for the fees of Berenson Minella & Company (the "MYR Financial Advisor") as set forth in the agreement between MYR and MYR Financial Advisor previously delivered to GPU.

         4.26 TAKEOVER LAWS. The approval of this Agreement and the Merger by the MYR Board of Directors (i) constitutes approval of this Agreement, the Merger, and the transactions contemplated hereby for purposes of Section 203 of the DGCL and (ii) renders inapplicable Article Tenth and Article Eleventh of the MYR Certificate of Incorporation to this Agreement, the Merger and the transactions contemplated hereby. To the knowledge of MYR, except for Section 203 of the DGCL (which has been rendered inapplicable), no "moratorium," "control share," "fair price" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws") are applicable to the Merger or the other transactions contemplated by this

         Agreement.

         4.27 FAIRNESS OPINION. On or before the date hereof, the MYR Financial Advisor has delivered its opinion to the MYR Board of Directors that the Merger Consideration is fair, from a financial point of view, to the holders of MYR Common Stock.

         4.28 YEAR 2000. All internal computer systems that are material to the business, finances or operations of MYR and its subsidiaries ("Material Systems") are (i) able to receive, record, store, process, calculate, manipulate and output dates prior to, on and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in a manner necessary to determine the accuracy, functionality, data integrity and performance expected when utilizing properly performing data and (ii) able to store and output information in a manner that is unambiguous as to century ("Year 2000 Compliant") or have been modified to be made Year 2000 Compliant without breaching any third party license agreements or otherwise infringing any intellectual property rights of any third party.

         4.29 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of MYR Common Stock outstanding on the record date set for the MYR Stockholders Meeting is the only vote of the holders of any of MYR's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

5.       REPRESENTATIONS AND WARRANTIES OF GPU AND MERGER SUBSIDIARY

         In order to induce MYR to enter into this Agreement and to consummate the transactions contemplated hereunder, GPU and Merger Subsidiary make the following representations and warranties:

         5.1 ORGANIZATION, POWER AND AUTHORITY OF GPU AND MERGER SUBSIDIARY. Each of GPU and Merger Subsidiary is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation with full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. GPU is duly qualified to transact business as a foreign corporation, and is in good standing, in each jurisdiction in which its business or property is such as to require that it be thus qualified except for jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

         5.2 DUE AUTHORIZATION; BINDING OBLIGATION; NONCONTRAVENTION. The execution, delivery and performance of this Agreement, and the consummation of the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of GPU and Merger Subsidiary. This Agreement has been duly executed and delivered by GPU and Merger Subsidiary and subject to receipt of the 1935 Act Order, is a legal, valid and binding obligation of each of them, enforceable in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, moratorium and similar laws and by general principles of equity (whether brought in an action at law or in equity). Neither the execution and delivery of this Agreement by GPU and Merger Subsidiary nor the consummation of the other transactions contemplated hereby or thereby will: (i) conflict with or violate any provision of (a) the certificate of incorporation or bylaws of GPU or Merger Subsidiary or (b) any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against either of them; or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against either of them except in each case set forth in (i)(b) and (ii) above, as would not have a Material Adverse Effect on the ability of GPU and Merger Subsidiary to consummate the transactions contemplated hereby. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other governmental authority is required in connection with the execution and delivery of this Agreement by GPU and Merger Subsidiary or the consummation of the other transactions contemplated hereby or thereby except for the filing of the Certificate of Merger, the filings required by the HSR Act, the 1935 Act Order and any filings required by federal and state securities laws.

         5.3 NO PRIOR ACTIVITIES; ASSETS OF MERGER SUBSIDIARY. Merger Subsidiary is being utilized solely for the purpose of the Merger and engaging in the transactions contemplated hereby. Merger Subsidiary has neither incurred any obligations or liabilities nor engaged in any business or activities of any type or kind whatsoever or entered into any agreement or arrangements with any person or entity except in connection with its organization and this Agreement.

         5.4 ACCURACY OF OFFER DOCUMENTS, PROXY STATEMENT. None of the Offer Documents or the Proxy Statement, if any, will, when mailed to stockholders of MYR, at the time of the meeting of stockholders of MYR, if any, or at the Effective Time, include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which they were made, except that GPU makes no representations as to statements or omissions made therein concerning any matter with respect to MYR.

         5.5 INVESTMENT BANKERS' AND BROKERS' FEES. GPU has no obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

         5.6 AVAILABILITY OF FUNDS. GPU currently has and will continue to have through the Effective Time sufficient funds (or access thereto) to pay all amounts which may be payable to stockholders of MYR pursuant to the Offer and the Merger and to pay all fees and expenses in connection therewith.

6.       ACTIONS PRIOR TO THE EFFECTIVE TIME

         The parties covenant to take the following actions between the date hereof and the Effective Time:

         6.1 APPROVAL OF MYR STOCKHOLDERS; SECURITIES LAW MATTERS; MERGER WITHOUT MEETING OF STOCKHOLDERS; ACQUISITION PROPOSALS.

                  6.1.1 If required by applicable law in order to consummate the Merger, MYR shall duly call and promptly hold a meeting of its stockholders as soon as practicable following the expiration of the Offer for the purpose of approving the Merger on the terms and conditions set forth in this Agreement and in connection therewith will comply with the applicable provisions of the DGCL relating to the calling and holding of a meeting of stockholders for such purpose. Subject to Section 6.1.3, the Board of Directors of MYR shall recommend the approval and adoption of this Agreement by the stockholders of MYR, and MYR shall use its reasonable best efforts to obtain such adoption and approval.

                  6.1.2 (a) If a meeting of stockholders is required, each of GPU and MYR agrees to cooperate in the preparation of the Proxy Statement and other proxy solicitation materials of MYR constituting a part thereof and all related documents. The Proxy Statement shall comply as to form in all materials respects with the applicable provisions of the 1934 Act and the rules and regulations thereunder. Provided the other party has cooperated as required above, MYR agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable after the expiration of the Offer. MYR shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Proxy Statement to GPU, and advise GPU of any oral comments with respect to the Proxy Statement received from the SEC. MYR shall use its reasonable best efforts to respond promptly to any SEC comments and to mail the Proxy Statement to stockholders as soon as practicable after such comments are resolved. GPU and Merger Subsidiary shall cause all the shares of MYR Common Stock acquired pursuant to the Offer or otherwise by GPU, Merger Subsidiary or any other subsidiary of GPU to be voted in favor of the Merger.

                  (b) Notwithstanding anything to the contrary in this Agreement, in the event that the Merger Subsidiary, or any other direct or indirect subsidiary of GPU, acquires at least 90% of the outstanding shares of each class of capital stock of MYR, at the request of GPU or the Merger Subsidiary, the parties shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of MYR in accordance with Section 253 of the DGCL.

                  6.1.3 (a) MYR shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than GPU with respect to any Acquisition Proposal. MYR shall not, and shall cause its subsidiaries and the officers, directors, agents, employees, and advisors of MYR and its subsidiaries not to, initiate, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal. Notwithstanding the foregoing, MYR shall be permitted to engage in any discussions or negotiations with, or provide any information to, any person in response to a bona fide written Acquisition Proposal by any such person, if and only to the extent that in each such case such proposal was not solicited in violation of this Agreement and (A) shares of MYR Common Stock shall not have been accepted for payment under the Offer; (B) the MYR Board of Directors determines in good faith that such Acquisition Proposal would, if consummated, constitute a Superior Proposal; (C) the MYR Board of Directors determines, in good faith after consultation with outside counsel, that such action is legally advisable for it to act in a manner consistent with its fiduciary duties under applicable law; and (D) prior to providing any information or data to any person or entering into discussions or negotiations with any person, MYR receives from such person an executed confidentiality agreement containing terms no less restrictive with respect to such person than the terms of the Confidentiality Agreement with respect to GPU. MYR shall notify GPU promptly, but in any event within 24 hours, of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers. For the purposes of this Agreement: (i) "Acquisition Proposal" shall mean (a) a merger or consolidation, or any similar transaction, involving MYR (other than mergers, consolidations or similar transactions involving solely MYR and/or one or more wholly-owned subsidiaries of MYR), (b) a purchase or other acquisition of greater than 10% of the consolidated assets of MYR and its subsidiaries, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange, tender or exchange offer or otherwise) of beneficial ownership of securities of MYR (other than (1) as a result of the exercise or conversion of securities of MYR outstanding on the date hereof, or (2) in connection with any transaction described in the Disclosure Schedule), (d) any substantially similar transaction, or (e) any inquiry or indication of interest with respect to any of the foregoing; in each case other than the transactions contemplated by this Agreement; and (ii) "Superior Proposal" shall mean any bona fide written proposal (a) made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the MYR Common Stock then outstanding or all or substantially all of the consolidated assets of MYR and otherwise on terms which the MYR Board of Directors determines in its good faith judgment (based on the advice of the MYR Financial Advisor or another financial advisor of nationally recognized reputation) to be more favorable to the stockholders of MYR than the transactions contemplated by this Agreement and (b) which the Board determines in good faith is reasonably likely to be consummated on the terms set forth in the proposal taking into account all legal, financial, regulatory and other aspects of the proposal, including, without limitation, the nature and sufficiency of financing for the proposal and the person making the proposal. MYR shall advise GPU of any material developments with respect to any proposal as to which MYR is exercising its rights pursuant to the third sentence of this Section 6.1.3(a) promptly upon the occurrence thereof. Nothing in this Section 6.1.3(a) shall (w) permit MYR to terminate this Agreement (except as specifically provided in Section 10.4 hereof), (x) permit MYR to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement, (y) affect any other obligation of MYR under this Agreement, or (z) prohibit consultation by management of MYR with employees of MYR in connection with the purchase or sale of MYR Common Stock by employees in the open market.

                  (b) Except as set forth in this Section 6.1.3(b), neither the MYR Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to GPU, the approval or recommendation by the MYR

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


         Board of Directors of the Offer and the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement,
         (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause MYR or any of its subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement or other similar agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the MYR Board of Directors determines in good faith, after consultation with outside counsel, that it is legally advisable to do so in order to act in a manner consistent with its fiduciary duties under applicable law, the MYR Board of Directors may withdraw or modify its approval or recommendation of the Offer and the "agreement of merger" contained in this Agreement, the Merger and this Agreement (or not recommend it before the Proxy Statement is sent to stockholders) or approve or recommend a Superior Proposal, but in each case only at a time that is after the third business day following GPU's receipt of written notice advising GPU that the MYR Board of Directors has received a proposal which is a Superior Proposal, specifying the material terms and conditions of such proposal and identifying the Person making such proposal. Nothing in this Section 6.1.3 shall prohibit MYR from complying, to the extent applicable, with Rules 14d-9 and 14e-2(a) promulgated under the 1934 Act with respect to an Acquisition Proposal.

         6.2 ACCESS TO INFORMATION; DUE DILIGENCE INVESTIGATIONS. Upon reasonable notice, MYR shall afford to the officers, directors, employees and authorized representatives (including without limitation accountants and lawyers) of GPU access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (including without limitation work papers of independent public accountants) and, during such period, MYR shall (and shall cause its subsidiaries to) furnish promptly to GPU all information concerning its business, properties and personnel as GPU may reasonably request, provided, however, that any furnishing of such information and any such investigation shall not affect the right of GPU to rely on the representations and warranties made in or pursuant to this Agreement. GPU agrees that all information and material received by it will be treated as confidential, and that it will not disclose, divulge or communicate such information to any other person, except to its directors, officers, employees, attorneys, accountants, representatives and consultants and then only to the extent as may be necessary to evaluate the information and any negotiations relating to the transactions contemplated hereby and provided that GPU first advises such person of the confidential nature of the information and the requirements of this Section 6.2 and Section
6.7. GPU further agrees that all such information will be used solely for the purpose of evaluating the transactions contemplated hereby and that it will not use or exploit any such information for any other purpose whatsoever. If the Merger is not concluded for any reason such information will be returned to MYR. The foregoing provisions shall also apply to any information previously furnished by MYR to GPU. The foregoing provisions shall not apply to any information which GPU is required by law to disclose to a third party or is generally known to the public other than as a result of the breach of this
Section 6.2.

         6.3 DISCLOSURE SCHEDULE SUPPLEMENT; NOTICE OF MATERIAL DEVELOPMENTS; FURNISHING OF CERTAIN INFORMATION. GPU and MYR will each give prompt written notice to the other of (i) any action, suit, claim or governmental investigation that may be brought, asserted, commenced or threatened against the notifying party or any of its officers, directors or stockholders, and that could affect any of the transactions contemplated hereby, and (ii) any other material development affecting the assets, properties, financial condition, results of operations or business prospects of the notifying party, or (iii) any breach of any representation or warranty of such party, or the occurrence of any event that could reasonably be expected to result in any representation or warranty no longer being accurate, except that neither party shall be obligated to notify the other of any development affecting the line transmission and public utility industries generally.

         6.4 MAINTENANCE OF MYR AS GOING CONCERN. Except as expressly contemplated or permitted by this Agreement, or to the extent GPU shall consent in writing, during the period from the date of this Merger Agreement to the Effective Time, MYR shall conduct (and shall cause its subsidiaries to conduct) its operations according to its ordinary and usual course of business, and shall use its reasonable best efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with it. During the period from the date of this Agreement to the Effective Time, representatives of each of GPU and MYR shall confer on a regular and frequent basis with one or more designated representatives of the other to report on operational matters and to report the general status of ongoing operations. MYR shall provide GPU promptly with all documents filed by it with the SEC.

         6.5 ABSENCE OF MATERIAL CHANGES. Prior to the Effective Time, MYR and each of its subsidiaries shall not, other than in the normal course of business and in conformity with past practices, or as contemplated by this Agreement or the Disclosure Schedule, without the consent of GPU (which consent will not be unreasonably withheld), (i) make any material change in its business or operations; (ii) make any material change in its accounting policies applied in the preparation of the financial statements referred to in Section 4.5; (iii) declare any dividends in cash on the issued and outstanding shares of its common stock, or make any other distribution of any kind in respect thereof other than regular quarterly dividends consistent with past practices; (iv) issue, sell or otherwise distribute any authorized but unissued shares of its capital stock (other than upon exercise of options outstanding on the date of this Agreement or permitted to be granted hereby or upon conversion of outstanding convertible notes) or effect any stock split, stock dividend or combination or reclassification of any such shares or grant or commit to grant or amend or modify any option, warrant or other right to subscribe for or purchase or otherwise acquire any shares of its capital stock or any security convertible into or exchangeable for any such shares (other than grants of options under stock option plans); (v) purchase or redeem any of its capital stock (or permit any of its subsidiaries to purchase any of its capital stock); (vi) adopt any amendment to its charter or bylaws; or (vii) dispose, or permit any of its subsidiaries to dispose, of any of its assets outside the ordinary course of business. In addition, from and after the date of this Agreement and prior to the Effective Time, except as contemplated by the Disclosure Schedule, neither MYR nor any of its subsidiaries shall, without the consent of GPU (which consent may be granted or withheld in GPU's sole discretion): (i) pay any bonus or increase the rate of compensation of any of their employees, except for (A) payment of bonus compensation for the year ending December 31, 1999 in an aggregate amount not to exceed the amount set forth in the Disclosure Schedule,
(B) salary increases for officers of MYR or any of its subsidiaries approved by GPU (which approval shall not be unreasonably withheld), and (C) regular annual salary increases for other salaried employees consistent with past practice which do not exceed 5% in the aggregate of all employees' existing salary rates, (ii) make or obligate itself to make capital expenditures in excess of $500,000, provided that each individual expenditure in excess of $100,000 shall be made only with GPU's approval (which approval shall not be unreasonably withheld), (iii) voluntarily incur any material obligations or liabilities (including any indebtedness) other than in the ordinary course of business, (iv) make any change in the Plans described in the Disclosure Schedule or adopt new employee benefit plans or enter into any employment or other similar agreement, or (v) amend or waive any provision of, or grant any approval under, any standstill agreement.

         6.6 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction or other legal bar to the transactions contemplated hereby (and, in such case, to proceed with the transactions contemplated hereby as expeditiously as possible).

         6.7 PUBLICITY. GPU and MYR agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the transactions contemplated hereby and shall use all reasonable efforts to agree upon the text of any such press release or public announcement prior to the publication of such press release or the making of such public announcement. Except for any such mutually agreed press release or public announcement, and except as and to the extent required by law or as contemplated in the following sentence, neither GPU, without the prior written consent of MYR, nor MYR, without the prior written consent of GPU, shall, and each shall direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to the Merger or the terms of this Agreement. The parties agree that each of them may make disclosures to any lender to or other person in a business relationship with such party, including employees of that company, to whom such disclosure is necessary or appropriate in order to satisfy any of the conditions to the consummation of the Merger or to assist in effectuating the Merger or to whom such disclosure otherwise is determined in good faith by such party to be appropriate under the circumstances, provided that the person or persons to whom such disclosure is made has agreed, where appropriate, to restrictions on disclosure consistent with those set forth herein.

         6.8 NONSOLICITATION. Each of GPU and MYR agrees that, without the prior consent of the other party, it will not, for a period commencing on the date hereof and continuing until the earlier of (i) the Effective Time, or (ii) December 31, 2001, directly or indirectly solicit for employment any person who is now employed by the other party or any of its subsidiaries provided that any advertisement in a newspaper or other media or general solicitation shall not constitute a solicitation as used herein.

         6.9 HSR ACT COMPLIANCE. GPU and MYR shall each prepare and file with the Federal Trade Commission and the United States Department of Justice any notification required

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


to be filed with respect to the Merger under the HSR Act or any rules or regulations promulgated thereunder. Each of GPU and MYR shall cause any such filing it makes to be true and accurate in all material respects and responsive to the requirements of the HSR Act and any such rules and regulations. Each of GPU and MYR agrees to make available to the other such information relative to its business, assets and property as may be required for the preparation of such notifications.

         6.10 PUHCA COMPLIANCE. As promptly as practicable after the execution of this Agreement, GPU shall prepare and file with the SEC an Application on Form U-1 seeking authorization under PUHCA for the acquisition by Merger Subsidiary of the MYR Common Stock, the Merger and the transactions contemplated hereby.

7.       CONDITIONS TO THE OBLIGATIONS OF GPU AND MERGER SUBSIDIARY

         The obligations of GPU and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment (or waiver by GPU and Merger Subsidiary) at or prior to the Effective Time of each of the following conditions:

         7.1 RECEIPT OF NECESSARY CONSENTS. All necessary consents or approvals of any governmental body or agency or third parties necessary for the consummation by GPU and MYR of the transactions contemplated hereby including, without limitation, the 1935 Act Order, shall have been obtained and shall be in full force and effect.

         7.2 HSR ACT WAITING PERIOD. The waiting period imposed by the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

         7.3 NO RESTRAINT. No court or governmental regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated by this Agreement.

         7.4 CORPORATE ACTION. The stockholders of MYR shall have taken all corporate action (if required under applicable law) necessary to effect the Merger. MYR shall have furnished GPU with certified copies of resolutions duly adopted by its directors and stockholders in connection with the Merger.

         7.5 PURCHASE OF SHARES IN OFFER. The Merger Subsidiary shall have accepted for payment and paid for shares of MYR Common Stock tendered pursuant to the Offer.

8.       CONDITIONS TO OBLIGATION OF MYR

         The obligation of MYR to consummate the Merger shall be subject to the fulfillment (or waiver by MYR) at or prior to the Effective Time of each of the following conditions:

         8.1 RECEIPT OF NECESSARY CONSENTS. All consents or approvals of any governmental body or agency or third parties necessary for the consummation by GPU and Merger Subsidiary of the transactions contemplated hereby including, without limitation, the 1935 Act Order , shall have been obtained and shall be in full force and effect.

         8.2 HSR ACT WAITING PERIOD. The waiting period imposed by the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

         8.3 NO RESTRAINT. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Merger Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated by this Agreement.

         8.4 CORPORATE ACTION. The stockholders of MYR shall have taken all corporate action (if required under applicable law) necessary to effect the Merger. GPU and Merger Subsidiary shall have furnished MYR with certified copies of resolutions duly adopted by the directors of GPU and Merger Subsidiary and the stockholder of Merger Subsidiary in connection with the Merger.

         8.5 PURCHASE OF SHARES IN OFFER. The Merger Subsidiary shall have accepted for payment and paid for shares of MYR Common Stock tendered pursuant to the Offer; however, this condition shall be deemed satisfied if the Merger Subsidiary fails to accept for payment and pay for shares of MYR Common Stock pursuant to the Offer in violation of the terms of the Offer.

9.       CERTAIN ADDITIONAL AGREEMENTS

         9.1      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  9.1.1 GPU shall indemnify and provide advancement of expenses to all present and former directors and officers of MYR and its subsidiaries for acts or omissions occurring prior to the Effective Time to the fullest extent now provided or made available to them by MYR and its subsidiaries under applicable law, under their respective articles of incorporation or bylaws and under existing indemnification agreements (which GPU agrees shall continue in full force and effect after the Effective Time). The provisions of this Section 9.1 shall be in addition to the rights any officer or director may have under applicable law, the articles of incorporation or bylaws of MYR or any subsidiary, existing indemnification agreements, or otherwise.

                  9.1.2 For a period of six years after the Effective Time, GPU, shall, or shall cause the surviving corporation to, maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by MYR's directors' and officers' liability insurance policy (a copy of which has been made available to GPU) to the extent that it provides coverage for events occurring on or prior to the Effective Time, on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable to such persons than the terms now applicable to them under MYR's current policies; provided, however, that in no event shall GPU or the surviving corporation be required to expend more than 200% of the annual premium currently paid by MYR for such coverage; and provided, further, that, if the premium for such coverage exceeds such amount, GPU or the surviving corporation shall purchase a policy with the greatest coverage available for such annual premium.

                  9.1.3 This Section 9.1 shall survive the consummation of the Merger at the Effective Time, and shall be binding on all successors and assigns of the surviving corporation.

         9.2      BENEFIT PLANS.

                  9.2.1 Each Plan with respect to which any current or former employee of MYR or any of its subsidiaries (each, an "MYR Employee") participates immediately prior to the Effective Time shall become obligations of the surviving corporation at the Effective Time and, for at least one year thereafter, GPU shall, or shall cause the surviving corporation to either maintain the Plans (including incentive compensation arrangements) or provide benefits that are comparable, in the aggregate, to the benefits provided to the MYR Employees, considered as a group, under such Plans as in effect immediately prior to the Effective Time. Nothing in this Section 9.2.1 shall require the surviving corporation or GPU to continue the employment of any MYR Employee.

                  9.2.2 With respect to any employee benefit plans covering employees of GPU and its subsidiaries ("GPU Plans"), GPU shall, or shall cause the surviving corporation to: (i) with respect to any medical or health plan, waive any pre-existing condition or exclusion in any GPU Plans in which any MYR Employee may be entitled to participate that would result in a lack of coverage for any condition for which an MYR Employee would have been entitled to coverage under the corresponding Plan; (ii) provide each MYR Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any GPU Plans in which such employees may be eligible to participate after the Effective Time, and (iii) recognize all service of the MYR Employees with MYR or any of its subsidiaries for purposes of eligibility to participate and vesting credit in any GPU Plan in which the MYR Employees may be eligible to participate after the Effective Time; provided that the foregoing shall not apply to the extent it would result in duplication of benefits. GPU represents that there are no waiting periods under any of its current medical or health plans.

10.      MISCELLANEOUS

         10.1 AMENDMENT AND MODIFICATION. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing, whether before or after approval of the stockholders of MYR, except that after such approval is obtained,

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


any amendment, modification or supplement which requires stockholder approval under applicable law shall not be made without such required approval.

         10.2     EXPENSES.

                  10.2.1 Except as otherwise provided in this Section 10.2, the parties agree that whether or not the Merger is consummated, GPU will pay and bear all of the expenses incurred by it and MYR will bear all of the expenses incurred by MYR in connection with the Merger and this Agreement.

                  10.2.2 The parties agree that: (i) if MYR shall terminate this Agreement pursuant to Section 10.4.7, (ii) if GPU shall terminate this Agreement pursuant to Section 10.4.4 due to the failure to satisfy the condition set forth in paragraph (g) of Annex A hereto, (iii) if (a) MYR or GPU shall terminate this Agreement pursuant to Section 10.4.4 due to the failure to satisfy the Minimum Condition, (b) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal and (c) within 12 months of the termination of this Agreement, MYR enters into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, or (iv) if GPU shall terminate this Agreement pursuant to
         Section 10.4.6, then MYR concurrent with such termination in the case of a termination as set forth in clause (i), (ii) and (iv) and concurrent with the occurrence of an event set forth in clause
         (iii)(c), shall pay to GPU $7 million. The payment provided by this
         Section 10.2.2 shall be GPU's exclusive remedy in the event of the termination of this Agreement under circumstances where such payment is or becomes payable.

         10.3     CERTAIN DEFINITIONS.  For purposes of this Agreement:

                  10.3.1 The "actual knowledge" or "knowledge" of a person shall include anything which any of the executive officers or directors of such person or directors of any of its subsidiaries actually knows and "best of knowledge" of a person shall include anything which any of the executive officers or directors of such person or directors of any of its subsidiaries knows after reasonable inquiry.

                  10.3.2 "Disclosure Schedule" shall refer to the disclosure schedule delivered by MYR to GPU concurrently with the execution and delivery of this Agreement, which disclosure schedule shall form a part of this Agreement.

                  10.3.3 "Material Adverse Effect" means, when used in connection with GPU or MYR, any change or development that either individually or in the aggregate with all other such changes or developments is materially adverse to the business, assets, properties, condition (financial or otherwise), or results of operations of such party and its subsidiaries taken as a whole.

                  10.3.4 "Material" means, when used in connection with GPU or MYR, material to the business, assets, properties, condition (financial or otherwise), or results of operations of such party and its subsidiaries taken as a whole.

                  10.3.5 A "person" shall include an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

                  10.3.6 A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

         10.4 TERMINATION. Anything to the contrary herein notwithstanding, this Agreement may be terminated and the Merger may be abandoned, whether before or after approval of the stockholders of GPU and MYR:

                  10.4.1 by the mutual written consent of all of the parties hereto at any time prior to the Effective Time;

                  10.4.2 by GPU and Merger Subsidiary (i) if due to an occurrence that would result in a failure to satisfy any of the conditions set forth in Annex A, the Merger Subsidiary shall have (A) failed to commence the Offer within five business days following the date of this Agreement, or (B) terminated the Offer; or (ii) if MYR deliberately fails to perform in any material respect any of its obligations under this Agreement, and, at the time of such failure, GPU's and the Merger Subsidiary's designees on the board of directors of MYR do not constitute a majority of the members of the board of directors of MYR;

                  10.4.3 by MYR if the Merger Subsidiary shall have (A) failed to commence the Offer within five business days following the date of this Agreement, (B) terminated the Offer or (C) failed to pay (by deposit with the depository for the Offer) for shares of MYR Common Stock pursuant to the Offer within five business days following the expiration of the Offer;

                  10.4.4 by any party giving written notice to the other parties at any time after the expiration or termination of the Offer without GPU or Merger Subsidiary purchasing any shares of MYR Common Stock pursuant thereto, provided that a party may not terminate pursuant to this Section 10.4.4 if it is in material breach of the terms of this Agreement;

                  10.4.5 by any party hereto if the purchase of shares of MYR Common Stock pursuant to the Offer shall not have taken place by June 30, 2000, provided that a party may not terminate pursuant to this
         Section 10.4.5 if such party is in material breach of any of its obligations specified herein;

                  10.4.6 by GPU if the Board of Directors of MYR, prior to the purchase of shares of MYR Common Stock pursuant to the Offer (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement pursuant to Section 6.1.3, (ii)

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


         shall approve or recommend any Acquisition Proposal or Superior Proposal or (iii) shall resolve to take any of the actions specified in clauses (i) or (ii) above; or

                  10.4.7 by MYR at any time prior to the purchase of shares of MYR Common Stock pursuant to the Offer, upon three business days' prior notice to GPU, if the Board of Directors of MYR shall approve a Superior Proposal; provided, however, that (i) MYR shall have complied with Section 6.1.3, (ii) the Board of Directors of MYR shall have concluded in good faith, after giving effect to all concessions which may be offered by GPU pursuant to clause (iii) below, after consultation with its financial advisors and outside counsel, that such proposal continues to be a Superior Proposal and (iii) prior to any such termination, MYR shall, and shall cause its financial and legal advisors to, negotiate with GPU to make such adjustments in the terms and conditions of this Agreement as would enable GPU to proceed with the transactions contemplated hereby; provided, however, that it shall be a condition to termination by MYR pursuant to this Section 10.4.7 that MYR shall have made the payment to GPU required by Section 10.2.2.

         The liability of any party to this Agreement for any breach or violation of this Agreement shall not be limited except as specifically set forth in Section 10.2.2.

         10.5 BINDING EFFECT; THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns; provided, however, that the provisions of
Section 9.1 are intended for the benefit of the persons identified therein. No person who is a party to this Agreement shall be permitted to assign this Agreement or any of its rights hereunder without the consent of the other parties hereto. No person for whose benefit this Agreement or any of its provisions are intended shall be permitted to assign any of such party's rights without the consent of GPU.

         10.6 ENTIRE AGREEMENT. This instrument, the exhibits attached hereto and the Disclosure Schedule contain the entire agreement of the parties hereto with respect to the Merger and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the exhibits attached hereto and the Disclosure Schedule.

         10.7 HEADINGS. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         10.8 EXECUTION IN COUNTERPART. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         10.9 NOTICES. Any notice, request, information or other document to be given hereunder shall be in writing. Any notice, request, information or other document shall be deemed duly given upon receipt after it is sent by registered or certified mail, postage prepaid, to the intended recipient, addressed as follows:

         If to MYR prior to the Closing Date, addressed to such party as follows:

                             MYR Group, Inc.
                             Three Continental Towers
                             1701 West Golf Road, Suite 1012
                             Rolling Meadows, IL 60008
                             Attention: Chairman and Chief Executive Officer
                             Fax: (847) 290-8046

         with a copy to:

                             Bell, Boyd & Lloyd
                             70 West Madison Street, Suite 3300
                             Chicago, IL 60602
                             Attention: William G. Brown
                             Fax: (312) 372-2098

         If to GPU or Merger Subsidiary:

                             GPU, Inc.
                             c/o GPU Service, Inc.
                             300 Madison Avenue
                             Morristown, NJ  07962
                             Attention:   David C. Brauer
                             Vice President - Strategic Initiatives
                             Fax:  (973) 455-8532

         with copies to:

                             Berlack, Israels & Liberman LLP
                             120 West 45th Street
                             New York, NY  10036
                             Attention:   Douglas E. Davidson
                             Fax:  (212) 704-0196

                             Fried, Frank, Harris, Shriver & Jacobson
                             One New York Plaza
                             New York, NY  10004
                             Attention:   Paul M. Reinstein
                             Fax:  (212) 859-8586

Any party may send any notice, request, information or other document to be given hereunder using any other means (including personal delivery, courier, messenger service, facsimile transmission or ordinary mail), but no such notice, request, information or other document shall be deemed duly given unless and until it is actually received by the party for whom it is intended.

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

         10.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to its conflicts of laws rules).

         10.11 FURTHER ASSURANCES. In the event that at any time after the Effective Time further action is necessary to carry out the purposes of this Agreement, the parties shall take all such necessary action.

         10.12 NO INDIVIDUAL LIABILITY. Whether or not the Effective Time shall occur, no incorporator, director, officer, employee, or stockholder of MYR or GPU shall have any liability under the terms of this Agreement or as a result of the transactions contemplated hereby, and, no recourse shall be had against any such incorporator, director, officer, employee, or stockholder of GPU or MYR, whether by virtue of any constitutional provision or statute or rule of law, or by enforcement of any assessment or penalty or in any other manner, all such liability being expressly waived and released by the parties hereto as part of the consideration in entering into this Agreement, in each case to the fullest extent permitted by law.

         10.13 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties of this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.13 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                  GPU, INC.

                                  By   /s/ Fred D. Hafer
                                       ----------------------------------------
                                       Fred D. Hafer
                                       Chairman and Chief Executive Officer

                                  MYR GROUP INC.

                                  By   /s/ Charles M. Brennan III
                                       ----------------------------------------
                                       Charles M. Brennan III
                                       Chairman and Chief Executive Officer

                                  GPX ACQUISITION CORP.

                                  By   /s/ David C. Brauer
                                       ----------------------------------------
                                       David C. Brauer

                            MYR DISCLOSURE SCHEDULES

                           Schedule 2.1.3            Option Disclosure

                           Schedule 4.1              Subsidiaries

                           Schedule 4.2              Capital Stock

                           Schedule 4.3              Consents

                           Schedule 4.6              Liabilities

                           Schedule 4.7              Taxes

                           Schedule 4.8              Real Estate

                           Schedule 4.9              Liens and Encumbrances

                           Schedule 4.12             Customers

                           Schedule 4.13             Certain Documents and Information

                           Schedule 4.14             Insurance

                           Schedule 4.15             Litigation

                           Schedule 4.17             Material Adverse Change

                           Schedule 4.18             Absence of Certain Acts or Events

                           Schedule 4.19             Compliance with Laws

                           Schedule 4.20             Environmental Matters

                           Schedule 4.21             Labor Relations

                           Schedule 4.22             Employee Benefits

                           Schedule 4.23             Contract Revenue

                           Schedule 6.5              Conduct of Business

                                    EXHIBITS

                  Exhibit 1.5               Amended and Restated Certificate of Incorporation of
                                            Surviving Corporation

                  Exhibit 1.8               Certificate of Merger

                                     ANNEX A
                                       TO
                          AGREEMENT AND PLAN OF MERGER

         Conditions of the Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Merger Subsidiary's right to amend the Offer at any time in its sole discretion, but nevertheless subject to the provisions of the Agreement (capitalized terms used herein and not otherwise defined herein having the meanings ascribed to such terms in the Agreement) the Merger Subsidiary shall not be required to accept for payment, or pay for, and may delay the acceptance for payment, or the payment, of, any tendered shares of MYR Common Stock, if (i) the Minimum Condition shall not have been satisfied, (ii) all waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, applicable to the purchase of shares of MYR Common Stock pursuant to the Offer shall not have expired or been terminated,
(iii) the SEC shall not have issued an order reasonably acceptable to GPU and the Merger Subsidiary authorizing the acquisition of the MYR Common Stock, the Merger and the other transactions contemplated by this Agreement under the Public Utility Holding Company Act of 1935, as amended or (iv) at any time on or after the date of the Agreement and at or before the time of payment for any such shares of MYR Common Stock (whether or not any shares of MYR Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

         (a) any Material Adverse Effect with respect to MYR shall have occurred or be threatened; or

         (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the American Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any material limitation (whether or not mandatory) imposed by any governmental authority on the extension of credit by banks or other lending institutions in the United States that materially and adversely affects the ability of GPU and the Merger Subsidiary to obtain extensions of credit, or (4) from the date of the Agreement through the date of termination or expiration of the Offer, a decline of at least 33% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index; or

         (c) any of the representations and warranties made by MYR in the Agreement that are qualified by materiality or Material Adverse Effect shall not be true and correct in all respects, or any other representation or warranty made by MYR in the Agreement shall not be true and correct in any material respect, or MYR shall have breached any covenant contained in the Agreement or the Agreement shall have been terminated in accordance with its terms; or

         (d) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered or enforced, by any state, federal or foreign government or governmental authority or by any court, domestic or foreign (a "Governmental Entity), that could reasonably be expected to, or any Governmental Entity shall have instituted or threatened litigation that seeks to, (i) make the acceptance for payment of, or the payment for, some or all of the shares of MYR Common Stock or consummation of the Merger illegal or otherwise prohibited or impose any damages or fines in connection therewith that are material in amount in relation to the transactions contemplated by the Agreement, (ii) impose material limitations on the ability of GPU or the Merger Subsidiary to acquire or hold or to exercise effectively all rights of ownership of MYR Common Stock, including, without limitation, the right to vote any shares of MYR Common Stock purchased by either of them on all matters properly presented to the stockholders of MYR, (iii) require GPU and MYR or any of their respective affiliates or subsidiaries to dispose or hold separate any material portion of their assets or business of any of them, or (iv) prohibit or impose any material limitation on GPU's or the Merger Subsidiary's ownership or operation of all or a material portion of the assets or business of MYR or any of its subsidiaries or affiliates; or

         (e) MYR, GPU or the Merger Subsidiary shall have failed to receive any or all governmental consents and approvals to consummation of the Offer, which, if not received, could reasonably be expected to have a Material Adverse Effect; or

         (f) the board of directors of MYR shall have publicly (including by amendment of its Schedule 14D-9) withdrawn or amended in any respect its recommendation of the Offer or shall have resolved to do so, unless such withdrawal or amendment results from a material breach by GPU or Merger Subsidiary of any representations or warranties herein or a failure by GPU or Merger Subsidiary to fulfill any material covenant herein; or

         (g) any corporation, entity, "group" or "person" (as defined in the Securities Exchange Act of 1934, as amended), other than GPU or any of its affiliates, shall have acquired beneficial ownership of a majority of the outstanding shares of MYR Common Stock.

         The foregoing conditions are for the sole benefit of GPU and Merger Subsidiary and may be asserted by GPU or Merger Subsidiary regardless of the circumstance giving rise to such condition and, subject to the terms of the Agreement, may be waived by GPU and Merger Subsidiary, in whole or in part at any time and from time to time, in their sole discretion (except that the Minimum Condition may not be waived by GPU without the consent of MYR). The failure by GPU and Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time. Any determination by GPU and Merger Subsidiary shall be final and binding upon all parties, including tendering stockholders.

                                                                     EXHIBIT 1.5

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 MYR GROUP INC.

                                -----------------

         It is hereby certified that:

         FIRST: The name of the corporation (hereinafter called the "corporation") is MYR GROUP INC.

         SECOND: The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one hundred (100) shares, all of which are without par value. All such shares are of one class and are shares of Common Stock.

         FIFTH: The corporation is to have perpetual existence.

         SIXTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection
(b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time.

         SEVENTH: The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

         EIGHTH: Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand this __th day of December, 1999.

                            -------------------------

                                                                     EXHIBIT 1.8

                              CERTIFICATE OF MERGER

                                       OF

                                 MYR GROUP INC.

                                       AND

                              GPX ACQUISITION CORP.

It is hereby certified that:

                  1. The constituent business corporations participating in the merger herein certified are:

                           (i) MYR GROUP INC., which is incorporated under the
laws of the State of Delaware; and

                           (ii) GPX ACQUISITION CORP., which is incorporated
under the laws of the State of Delaware.

                  2. An Agreement and Plan of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

                  3. The name of the surviving corporation in the merger herein certified is MYR Group Inc., which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the General Corporation law of the State of Delaware.

                  4. The Amended and Restated Certificate of Incorporation of MYR Group Inc. attached hereto shall be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.

                  5. The executed Agreement of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows:

                           [address]

                  6. A copy of the aforesaid Agreement and Plan of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

Dated:  December ___, 1999                  MYR GROUP INC.


                                            By:
                                               Name:
                                               Title:

Dated:  December ___, 1999                  GPX ACQUISITION CORP.


                                            By:
                                               Name:
                                               Title: